Exhibit 99.1

Watsco Reports Record First Quarter Sales, Record Cash Flow and

Improving Business Trends Ahead of Summer Selling Season

Continued Customer Adoption of Industry-Leading Technologies Drives Share Gains;

Company Strengthens Balance Sheet for Long-Term Investment and Growth

MIAMI, FLORIDA – (GLOBENEWSWIRE), April 24, 2024 – Watsco, Inc. (NYSE: WSO) announced its operating results for the first quarter ended March 31, 2024 and provided commentary on business trends, growth opportunities, technology innovation and its financial position.

With more than $7 billion in annual sales and nearly 700 locations, Watsco is the largest distributor in the highly fragmented $64 billion North American HVAC/R marketplace. Since entering distribution in 1989, the Company has grown sales and operating income at compounded annual growth rates (CAGRs) of 14% and 18%, respectively, and dividends have grown at a 21% CAGR. These long-term growth rates are indicative of strong and consistent performance across most macroeconomic and industry cycles.

Watsco’s balance sheet strengthened during the quarter. At March 31, 2024, Watsco had no debt and held cash and investments of $479 million, providing significant capacity to invest in most any growth opportunity at scale. Also, as previously announced, Watsco’s Board of Directors approved a 10% increase in its annual dividend to $10.80 per share effective in April 2024. The Company believes its financial strength, access to low-cost capital and 50-year dividend history provide comfort and confidence to the Company’s stakeholders.

Albert H. Nahmad, Watsco’s Chairman and CEO stated: “While softer market conditions persisted during what is essentially the low-season for product sales, we are currently experiencing growth in end-market demand as we enter the summer selling season. We believe market share gains are continuing, and we are proud to have added three new companies to our family since the beginning of last year. Finally, and most gratifying, we further strengthened our balance sheet and generated record cash flow during a period that typically requires working capital investment ahead of the selling season.”

First Quarter Results

•	Revenues increased 1% to a record $1.56 billion (a 2% decline on a same-store basis)

•	Gross profit of $431 million (27.5% gross margin)

•	SG&A expenses increased 8%, including 18 new locations (a 4% increase on a same-store basis)

•	Operating income of $127 million (operating margin of 8.1%)

•	Earnings per share of $2.17 versus $2.83 last year

•	Record first quarter operating cash flow of $104 million

•	Equity-raise of $282 million through the Company’s at-the-market (ATM) offering program

Sales trends (excluding acquisitions)

•	1% decline in HVAC equipment (68% of sales)

•	6% decline in other HVAC products (28% of sales)

•	2% increase in commercial refrigeration products (4% of sales)

First quarter operating results reflect stabilizing end-market demand, on-going realization of OEM pricing actions, progress in scaling Watsco’s industry-leading technology platforms and continued investments designed to drive long-term growth. Additionally, comparative results were impacted by approximately $5.3 million of non-recurring SG&A items. It is also important to note that the first and fourth quarters are highly seasonal as demand for replacement HVAC systems is typically highest in the second and third calendar quarters. Accordingly, the Company’s first quarter results are disproportionately affected by this seasonality.

Technology Transformation

Watsco continues to lead and innovate through customer-focused technologies designed to transform the customer experience and reshape how our industry operates. Watsco’s ecosystem of technology tools and platforms makes it easier for HVAC contractors to do business and, in turn, improve their speed and efficiency, as well as provide future growth potential with new and existing customers. Updates to our various technology initiatives include:

•

Product Information Management (PIM), Watsco’s repository of rich product information, is delivered seamlessly through its mobile apps and e-commerce platform. Watsco’s PIM database contains more than 1.5 million SKUs accessible to more than 375,000 contractors and technicians annually.

•

HVAC Pro+ Mobile Apps provide customers with real-time access to critical information that improves speed and productivity. This includes real-time technical support, product details, inventory availability, warranty look-up and processing, certified system matchups, e-commerce, and more. The authenticated user community (users linked to an e-commerce account) over the 12-month period ended March 31, 2024 grew 6% to more than 57,000 users compared to the same period a year ago.

•

E-commerce sales continue to outpace overall sales growth rates in the first quarter and accounted for 33% of total sales, inclusive of revenues from recently acquired businesses that are now adopting Watsco’s technology platforms.

•

OnCallAir®, Watsco’s digital sales platform, has increased penetration among HVAC contractors as digital engagement with homeowners expands. The annualized gross merchandise value (GMV) of products sold by customers through OnCallAir® was approximately $1.3 billion as of the end of the first quarter. During the first quarter of 2024, OnCallAir® presented quotes to approximately 61,000 households, a 15% increase, and generated $269 million GMV, a 22% increase over last year.

A.J. Nahmad, Watsco’s President, commented: “Our journey to drive technology adoption at scale has yielded terrific results, but we are even more excited at the opportunities that lay ahead. Our tools and capabilities, which are unique in our industry, are designed to help HVAC contractors of any size grow faster and become more efficient. These investments have driven higher market share and higher growth rates with technology-enabled customers. We believe we are just scratching the surface on the internal technology deployed to enhance margins and operating efficiencies. We remain committed to doing more and transform how our industry operates.”

Long-Term Growth Drivers

Watsco believes that various company-specific and industry-driven catalysts will support continued growth and profitability in the years ahead. Watsco’s scale, technology platforms, OEM relationships and entrepreneurial culture are competitive advantages that we believe position us favorably over the long-term.

Regulatory Changes. New energy efficiency standards for HVAC systems took effect in 2023. In 2024, OEMs have begun the transition to new refrigerants in response to regulations that require a phase-down of global warming properties of the refrigerants used in older HVAC systems. These regulations advance product innovation, improve homeowner energy efficiency, reduce the carbon footprint of end-users and increase average selling prices over time.

Scaling of Technology Investments. Watsco is investing to enhance its technology advantage in the HVAC/R distribution industry. Current trends demonstrate that customers who become active users of our technology platforms produce stronger sales growth rates and exhibit approximately 50% reduced attrition. Consequently, the Company believes that increased technology adoption by more contractors will aid future growth and profitability and will lower the Company’s overall cost to serve. Watsco has also invested in numerous internal technology platforms with the goal of further enhancing margins and improving operating efficiencies.

Electrification of Heating Systems. Regulatory catalysts and electrification trends are also influencing the adoption of heat pump HVAC systems in lieu of traditional gas furnaces and other forms of fossil-fuel heating. In 2023, Watsco sales of heat pump HVAC systems exceeded $1.2 billion. During the first quarter, sales of heat pumps HVAC systems continued to outpace growth rates for conventional straight-cool HVAC systems.

Growth of Ductless HVAC Systems. The growing acceptance of ductless HVAC systems in both residential and commercial applications is also a long-term growth driver. We are the leading distributor of ductless products in North America, representing approximately 20 brands manufactured by OEMs around the world. Sales of ductless HVAC systems during the first quarter continued to outpace growth rates of conventional ducted HVAC systems.

Buy and Build Acquisition Strategy. Partnering with market-leading independent distributors remains an important long-term driver to grow the Company’s scale in the marketplace. Over the last five years, Watsco has acquired nine distribution businesses, investing approximately $350 million in capital. Our “buy and build” strategy builds upon their long-standing legacies through investment in new locations, new products and by leveraging Watsco’s best-in-class technology platforms. We also invest in our key leaders through equity grants that attract and retain leadership over the long-term. The $64 billion HVAC/R distribution landscape in North America is still highly fragmented with an estimated 2,200 independent distributors.

Cash Flow, Financial Strength and Liquidity

Watsco’s long-standing goal is to maintain a conservative balance sheet to support investments in new growth opportunities as they arise. Watsco’s strong financial position has been critical to its long-term performance as it enables meaningful investment during most any macroeconomic or industry backdrop.

During the first quarter, the Company generated record operating cash flow of $104 million and raised $282 million of new capital from the sale of 712,000 shares of Common stock under its ATM program. At March 31, 2024, Watsco had $479 million of cash and short-term investments, no outstanding debt and $2.9 billion of shareholders’ equity.

Watsco has paid dividends for 50 consecutive years. The Company increased its annual dividend rate by 10%, effective in April 2024, to $10.80 per share. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its network. Future dividend increases will be considered in light of investment opportunities, general economic conditions and the Company’s overall financial position.

First Quarter Earnings Conference Call Information

Date and time: April 24, 2024 at 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com (a replay will be available on the Company’s website)

Dial-in number: United States (844) 883-3908 / International (412) 317-9254

Use of Non-GAAP Financial Information

In this release, the Company discloses certain performance measures on a “same-store basis”, which are non-GAAP and exclude the effects of locations closed, acquired, or locations opened, in each case during the immediately preceding 12 months, unless such locations are within close geographical proximity to existing locations. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by U.S. GAAP. Adjusted GAAP measures are useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.

About Watsco

Watsco operates the largest distribution network for heating, air conditioning and refrigeration (HVAC/R) products with locations in the United States, Canada, Mexico, and Puerto Rico, and on an export basis to Latin America and the Caribbean. Watsco estimates that over 375,000 owner-operators, technicians, and installers visit or call one of its 691 locations each year to get information, obtain technical support and buy products.

We focus on the replacement market, which has increased in size and importance as a result of the aging of installed systems, the introduction of higher energy efficient models and the necessity of HVAC products in homes and businesses. According to data published in March 2023 by the Energy Information Administration, there are approximately 102 million HVAC systems installed in the United States that have been in service for more than 10 years, most of which operate well below current minimum efficiency standards.

Accordingly, Watsco has the opportunity to be a significant and important contributor toward climate change as it plays an important role to lower CO2e emissions. According to the Department of Energy, HVAC systems account for roughly half of U.S. household energy consumption. As such, replacing older systems at higher efficiency levels is a critical means for homeowners to reduce electricity consumption and their carbon footprint.

Based on estimates validated by independent sources, Watsco averted an estimated 20.1 million metric tons of CO2e emissions from January 1, 2020 to March 31, 2024 through the sale of replacement HVAC systems at higher-efficiency standards, an equivalent of removing 4.8 million gas powered vehicles annually off the road. More information, including sources and assumptions used to support the Company’s estimates, can be found at www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “will,” “would,” “anticipate,” “expect,” “believe,” “designed,” “plan,” or “intend,” the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, the seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 31,
	2024	2023
Revenues	$1,564,991	$1,550,641
Cost of sales	1,134,366	1,102,484

Gross profit	430,625	448,157
Gross profit margin	27.5%	28.9%

SG&A expenses	309,548	287,057

Other income	5,460	3,640
Operating income	126,537	164,740
Operating margin	8.1%	10.6%

Interest (income) expense, net	(2,470)	615

Income before income taxes	129,007	164,125
Income taxes	24,745	33,754

Net income	104,262	130,371
Less: net income attributable to non-controlling interest	17,258	20,298

Net income attributable to Watsco	$87,004	$110,073

Diluted earnings per share:
Net income attributable to Watsco shareholders	$87,004	$110,073
Less: distributed and undistributed earnings allocated to restricted common stock	6,836	7,411

Earnings allocated to Watsco shareholders	$80,168	$102,662

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	36,999,548	36,301,828
Diluted earnings per share for Common and Class B common stock	$2.17	$2.83

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2024	2023
Cash and cash equivalents	$278,864	$210,112
Short-term cash investments	200,000	—
Accounts receivable, net	832,119	797,832
Inventories, net	1,655,635	1,347,289
Other	31,754	36,698

Total current assets	2,998,372	2,391,931
Property and equipment, net	138,486	136,230
Operating lease right-of-use assets	383,434	368,748
Goodwill, intangibles, net and other	836,826	832,273

Total assets	$4,357,118	$3,729,182

Accounts payable and accrued expenses	$923,229	$611,747
Current portion of lease liabilities	102,897	100,265

Total current liabilities	1,026,126	712,012
Borrowings under revolving credit agreement	—	15,400
Operating lease liabilities, net of current portion	290,951	276,913
Deferred income taxes and other liabilities	112,468	108,667

Total liabilities	1,429,545	1,112,992

Watsco’s shareholders’ equity	2,526,425	2,229,839
Non-controlling interest	401,148	386,351

Shareholders’ equity	2,927,573	2,616,190

Total liabilities and shareholders’ equity	$4,357,118	$3,729,182

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Quarter Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$104,262	$130,371
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	9,882	8,183
Share-based compensation	8,127	6,701
Non-cash contribution to 401(k) plan	8,735	8,862
Provision for doubtful accounts	862	1,043
Other income from investment in unconsolidated entity	(5,460)	(3,640)
Other, net	1,245	1,160
Changes in working capital, net of effects of acquisitions
Accounts receivable, net	(33,502)	(64,691)
Inventories, net	(307,219)	(240,758)
Accounts payable and other liabilities	315,087	101,813
Other, net	1,687	3,535

Net cash provided by (used in) operating activities	103,706	(47,421)

Cash flows from investing activities:
Purchases of short-term cash investments	(200,000)	—
Capital expenditures, net	(5,787)	(7,449)
Business acquisitions, net of cash acquired	(5,178)	(2,989)

Net cash used in investing activities	(210,965)	(10,438)

Cash flows from financing activities:
Net proceeds from the sale of Common stock	281,784	—
Net (repayments) proceeds under revolving credit agreement	(15,400)	141,200
Dividends on Common and Class B Common stock	(96,765)	(94,970)
Other, net	8,782	5,071

Net cash provided by financing activities	178,401	51,301

Effect of foreign exchange rate changes on cash and cash equivalents	(2,390)	8

Net increase (decrease) in cash and cash equivalents	68,752	(6,550)
Cash and cash equivalents at beginning of period	210,112	147,505

Cash and cash equivalents at end of period	$278,864	$140,955